Exhibit 10.5

EMPLOYMENT AGREEMENT
AMENDMENT No. 1 (the “Amendment”)
January 10, 2025
WHEREAS, on or about February 26, 2024, Jeff Robertson (“Robertson”) signed an Employment Agreement (the “Employment Agreement”) with Comtech Telecommunications Corp. (the “Company”), attached hereto as Exhibit A; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company approved the terms of this Amendment, effective as of January 10, 2025;
NOW THEREFORE, the Employment Agreement is amended as follows:
Section 4.2 of the Employment Agreement is replaced in its entirety with the following:
Base Salary. Effective September 1, 2024, Executive shall be paid an annualized base salary of $550,000 in periodic installments in accordance with the Company’s customary payroll practices, subject to annual review, with adjustments, if any, as may be approved by the Compensation Committee.
Sections 5.9 (a) and 5.9 (b) of the Employment Agreement are replaced in their entirety with the following:

(a)[RESERVED].

(b)If the Company closes a transaction that divests the Public Safety Terrestrial and Wireless businesses or consummates a change of control transaction that includes the Public Safety Terrestrial and Wireless businesses while Executive remains an employee of the Company, Executive shall be entitled to a Transaction Payment based on the Net Purchase Price, commencing from a baseline valuation of $500,000,000. This payment will be calculated at a starting rate of 0.4%, increasing on a sliding scale up to a maximum of 0.6% for a valuation of $900,000,000 or more and capped at a total potential payment of $5,100,000, where each increase in the applicable % shall apply only incrementally (e.g., at a sale price of $1,000,000,000, the fee would be $4,700,000). Consultant shall be entitled to a minimum Transaction Payment of
$1,500,000 in the event of such a divestiture. For all purposes hereof, “Net Purchase Price” means the total amount paid at closing as consideration for the acquisition of the Business in a Transaction by the Potential Acquiror, which consideration may include(i) cash (other than balance sheet cash), (ii) assets, (iii) the aggregate principal amount of securities (including promissory notes), (iv) the principal amount of any loans that are an integral part of such Transactions and (v) assumed long-term interest bearing liabilities. For the avoidance of doubt, such Net Purchase Price shall be calculated on an enterprise value basis, such that the amounts actually paid by the Potential Acquiror may be adjusted upwards by the amount of any debt- or debt-like items assumed by the Potential Acquirer or paid thereby on the Company’s behalf and/or adjusted downwards by the amount of cash and cash-like items acquired by such Potential Acquiror. Notwithstanding the foregoing and for the avoidance of doubt, Net Purchase Price shall not include (x) any payments made in connection with compensatory arrangements for employment or provision of services or (y) the value of any ongoing commercial or transition service arrangements entered into in connection with a Transaction. Net Purchase Price shall further be calculated net of all fees incurred by the Company and its affiliates in connection with the Transaction, including but not limited to the fees paid to any investment bank, financial advisor or other third party.

The Employment Agreement is amended to include a new Paragraph 5.9 (c), providing as follows:

(c) Upon closing of a transaction under either Paragraph 5.9 (a) or 5.9 (b) while Executive remains an employee of the Company, (i) Executive’s awarded but unvested RSUs shall vest in full and shall be settled within 30 days following the closing of such transaction or such later date as required to comply with Section 409A of the Code, and (ii) Executive’s Long-Term Performance Shares shall be accelerated on a pro-rata basis based on the number of days in the applicable performance period through the date of the closing of such transaction and on the performance measurement, but shall not be settled until the applicable Certification Date.
Section 6 of the Employment Agreement is amended as follows:
6. Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Sections 5.5, Section 5.6, or 5.8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) or Section 5.9 (the “Transaction Payment”) shall be conditioned upon Executive’s execution, delivery to the Company, and non- revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits or the Transaction Payment.
All other terms of the Employment Agreement shall remain the same.
IN WITNESS THEREOF, the Parties hereto have executed this Amendment as of the date first above-written.

COMTECH TELECOMMUNICATIONS CORP.

By:/s/ Ken Traub
Name: Ken Traub
Title: Executive Chairman of the Board

EXECUTIVE

By:/s/ Jeff Robertson
Name: Jeff Robertson
Title: President, Terrestrial & Wireless